Amendment to the By-Laws of JPMorgan Institutional Trust

as adopted by the Board of Trustees effective March 31, 2011

Approved:

That Section 1 of Article II of the By-Laws of JPMorgan Institutional Trust be deleted and the following be inserted in its place:

Section 1. Principal Office. The principal office of the Trust shall be 270 Park Avenue, New York, New York, until such time as the Trustees may change the location of the principal executive office of the Trust to any other place within or outside the State of Delaware.